EXHIBIT 10.11

364-DAY CREDIT AGREEMENT

dated as of

January 25, 2002

among

SUNGARD DATA SYSTEMS INC.,

The Lenders Party Hereto,

JPMORGAN CHASE BANK,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

FIRST UNION NATIONAL BANK,
as Documentation Agent,

ABN AMRO BANK, N.V.,
as Co-Documentation Agent,

and

FLEET NATIONAL BANK,
as Co-Documentation Agent

J.P. MORGAN SECURITIES INC.,
as Advisor, Lead Arranger
and Sole Bookrunner

PNC CAPITAL MARKETS, INC.,
as Co-Arranger

FIRST UNION SECURITIES, INC.,
as Co-Arranger,

ABN AMRO,
as Co-Arranger,

FLEET SECURITIES, INC.,
as Co-Arranger,

THE BANK OF NEW YORK,
as Co-Arranger,

and

KEY TECHNOLOGY FINANCE
as Co-Arranger

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SECTION 6.10. Fiscal Year	58
SECTION 6.11. Interest Expense Coverage Ratio	58
SECTION 6.12. Total Debt Ratio	58
SECTION 6.13. Minimum Net Worth	58
SECTION 6.14. Hedging Agreements	59

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous
SECTION 9.01. Notices	64
SECTION 9.02. Waivers; Amendments	65
SECTION 9.03. Expenses; Indemnity; Damage Waiver	67
SECTION 9.04. Successors and Assigns	68
SECTION 9.05. Survival	71
SECTION 9.06. Counterparts; Integration; Effectiveness	72
SECTION 9.07. Severability	72
SECTION 9.08. Right of Setoff	72
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	73
SECTION 9.10. WAIVER OF JURY TRIAL	74
SECTION 9.11. Headings	74
SECTION 9.12. Confidentiality	74
SECTION 9.13. Interest Rate Limitation	75
SECTION 9.14. Entire Agreement	75
SECTION 9.15. Additional Agents	76

SCHEDULES:
Schedule 2.01—Commitments
Schedule 3.05—Existing Liens
Schedule 3.06—Litigation and Environmental Matters
Schedule 3.12—Subsidiaries
Schedule 3.13—Insurance
Schedule 6.01—Existing Indebtedness
Schedule 6.08—Existing Restrictions

3

EXHIBITS:
Exhibit A —	Form of Assignment and Acceptance

Exhibit B-1—	Form of Opinion of Borrower’s Assistant General Counsel

Exhibit B-2—	Form of Opinion of Borrower’s Outside Counsel

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CREDIT AGREEMENT dated as of January 25, 2002 among SUNGARD DATA SYSTEMS INC., the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, FIRST UNION NATIONAL BANK, as Documentation Agent, ABN AMRO BANK, N.V., as Co-Documentation Agent, and FLEET NATIONAL BANK, as Co-Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the

Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1
A- or A3 or higher	.000%	.750%	.050%

Category 2
BBB+ or Baa1	.000%	1.000%	.125%

Category 3
BBB or Baa2	.250%	1.250%	.175%

Category 4
BBB- or Baa3	.500%	1.500%	.250%

Category 5
BB+ or Ba1 or lower or unrated	1.000%	2.000%	.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date upon which the Commitments are terminated.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means SunGard Data Systems Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a)  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b)(i) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Borrower and the Subsidiaries taken as a whole) to any Person, or (ii) any corporation consolidates with or merges into the Borrower or a Subsidiary in a transaction in which the outstanding voting stock of the Borrower is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Borrower and a Subsidiary of the Borrower or a transaction involving only stock consideration which is permitted under Section 6.04 or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a)  the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $150,000,000.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, and (iv) any extraordinary or non-recurring non-cash charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower and the Subsidiaries prepared in accordance with GAAP.

“Consolidated Net Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Intangible Assets.

“Consolidated Net Worth” means, on any date, the excess of Consolidated Total Assets over Consolidated Total Liabilities.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Borrower and the Subsidiaries, as such amount would appear on a consolidated balance sheet of the Borrower and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Debt” means, on any date, the sum of all Indebtedness (including without limitation Capitalized Lease Obligations) of the Borrower and the Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Liabilities” means, on any date, the consolidated total liabilities of the Borrower and the Subsidiaries as such amount would appear on a consolidated balance sheet of the Borrower and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Revenues” means, for any period, the consolidated total revenues of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30–day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary under Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing Credit Agreement” means the Credit Agreement dated as of November 15, 2001 among the Borrower, the lenders party thereto, the Administrative Agent, PNC Bank, National Association, as Syndication Agent, and First Union National Bank, as Documentation Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deferred revenue incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all obligations in respect of Third Party Securities issued by such Person in connection with Receivables Sales (regardless of whether denominated as debt or equity securities). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not on any date include the obligation to make earnout payments resulting from acquisitions, except to the extent such obligation would be required to be reflected as a liability on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Foreign Subsidiary” means any Foreign Subsidiary (i) the net assets of which were greater than 1% of Consolidated Net Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 1% of Consolidated Net Assets as of the date of the most recent financial statements referred to in Section 3.04(a)) or (ii) the total revenues of which were greater than 1% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b)(or, prior to the first delivery of such financial statements, greater than 1% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period set forth in the most recent financial statements referred to in Section 3.04(a)). For purposes of making the determinations required by this definition, total revenues and net assets of Foreign Subsidiaries shall be converted into US dollars at the rates used in preparing the financial statements of the Borrower to be delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, at the rates used in preparing the Borrower’s most recent financial statements referred to in Section 3.04(a)).

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the first anniversary of the Termination Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” shall have the meaning assigned to such term in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)  direct obligations of the Government of the United States of America or any agency or instrumentality thereof;

(b)  stock or obligations issued in settlement of claims of the Borrower or any Subsidiary against other Persons by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of the Borrower or such Subsidiary;

(c)  readily marketable commercial paper rated A3 or better by Moody’s (or similar rating by any similar organization which rates commercial paper);

(d)  municipal securities rated A or MIG–2 or higher by or higher by S&P;

(e)  repurchase agreements relating to securities of the type described in clause (a) above issued by any commercial banking institution with a rating of BBB or higher by S&P;

(f)  shares of money market funds issued by a banking or other financial institution with a rating of BBB or higher by S&P or invested with a prudently selected nationally recognized money market fund;

(g)  commercial bank certificates of deposit issued by banking institutions with a rating of BBB or higher by S&P and having maturities not in excess of one (1) year; and

(h)  deposits in dollars or in the currency of any other OECD country held outside the United States by a bank or financial institution the head office of which is in an OECD country and which has a combined capital and surplus of $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture,

association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Receivables Sale” means the transfer and sale by the Borrower or the Subsidiaries of accounts receivable to the Receivables Subsidiary, which shall finance its acquisition of such accounts receivable (i) with proceeds from the issuance of Third Party Securities, (ii) with Sellers’ Retained Interests and (iii) with proceeds from the sale or collection of accounts receivable previously purchased by it. For purposes of measuring compliance with Section 6.01(f), the amount of any Indebtedness existing in respect of any Receivables Sale at any time shall be deemed to equal the greater of (i) the aggregate principal amount of Third Party Securities issued in connection with any Receivables Sale which are outstanding at such time or (ii) the maximum purchase limit, however denominated, under the financing of such Receivables Sale.

“Receivables Subsidiary” means a special purpose trust, partnership, limited liability company or similar entity formed by the Borrower for the purpose of effecting one or more Receivables Sales which, in connection therewith, issues Third Party Securities; provided that such Subsidiary shall engage in no other business other than the purchase of accounts receivable pursuant to Receivables Sales permitted hereunder and the funding of such Receivables Sales.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” shall mean Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all outstanding Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary (other than the Receivables Subsidiary), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interest of the Borrower or any Subsidiary (other than the Receivables Subsidiary) or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any Subsidiary (other than the Receivables Subsidiary).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in the Receivables Subsidiary to which accounts receivable of the Borrower and the Subsidiaries have been transferred in a Receivables Sale, including any such debt or equity received in consideration for the assets transferred.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or any Lender is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) in Regulation D. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any

Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the later of (i) January 24, 2003 and (ii) the most recent date, if any, to which the Termination Date has been extended pursuant to Section 2.07(d).

“Third Party Securities” means, with respect to any Receivables Sale, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests or other securities issued for cash consideration by the Receivables Subsidiary to banks, investors or other financing sources (other than the Borrower and the Subsidiaries) the proceeds of which are used to finance, in whole or part, the purchase by the Receivables Subsidiary of accounts receivable in a Receivables Sale.

“Three-Year Credit Agreement” means the Three-Year Credit Agreement dated as of the Effective Date among the Borrower, the lenders party thereto, the Administrative Agent, PNC Bank, National Association, as Syndication Agent, First Union National Bank, as Documentation Agent, ABN AMRO Bank, N.V., as Co-Documentation Agent, and Fleet National Bank, as Co-Documentation Agent.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the other transactions to be effected on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” shall mean a Subsidiary of which securities or other ownership interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the Borrower or one or more Wholly Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly Owned Subsidiaries of the Borrower.

SECTION 1.02.  Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.    Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.    (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.    To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing made after the Effective Date, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of such Revolving Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, than the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.    (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.  Funding of Borrowings.    (a)  Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.    (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.06 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the

Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination and Reduction of Commitments; Extension of Termination Date.    (a)  Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)  The Borrower may by written notice delivered to the Administrative Agent not less than 30 days and not more than 45 days prior to the Termination Date at any time in effect, request that the Lenders extend the Termination Date for an additional period of not more than 364 days as specified in such notice. Each Lender shall, by notice to the Borrower and the Administrative Agent given not earlier than the 30th day and not later than the 15th day prior to the Termination Date then in effect, advise the Borrower whether or not it agrees to such extension on the terms set forth in such notice. Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension. If the Borrower shall have requested and Lenders representing at least 51% of the aggregate Commitments shall have agreed to an extension of the Termination Date and no Default or Event of Default has occurred and is continuing on the Termination Date, then the Termination Date shall be extended for the additional period and on the terms specified in the Borrower’s notice. The decision to agree or withhold agreement to any extension of the Termination Date hereunder shall be at the sole discretion of each Lender. The Commitment of any Lender that has declined toagree to any requested extension of the Termination Date (a “Non-Extending Lender”) shall terminate on the Termination Date in effect prior to giving effect to any such extension (the “Existing Termination Date”), and the principal amount of any outstanding Loans made by such Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Lender hereunder, shall be due and payable on the Existing Termination Date. Notwithstanding the foregoing provisions of this paragraph, (i) the Borrower shall have the right, pursuant to Section 2.17(b), to replace a Non-Extending Lender with a Lender or other financial institution that will agree to an extension of the Termination Date and (ii) the Borrower shall have the right, any time prior to the Existing Termination Date, to withdraw its request for an extension of the Termination Date by written notice to the Administrative Agent, in which case the Commitments of all the Lenders will terminate on the Existing Termination Date.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class and Type made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  Prepayment of Loans.    (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.09.

(b)  In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Commitments, the Borrower shall immediately prepay Revolving Borrowings or Swingline Borrowings in an aggregate amount equal to such excess.

(c)  Prior to any optional prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10.  Fees.    (a)  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee equal to the Applicable Rate applied to the daily unused amount of such Lender’s Commitment during the period from the date of this Agreement to the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. The commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay the Administrative Agent, for its own account, the fees at the times and in the amounts previously agreed in writing by the Borrower and the Administrative Agent.

(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.11.  Interest.    (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.  Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13.  Increased Costs.    (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitments under currently applicable laws, regulations and regulatory guidelines. In the event Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that a Change in Law will be deemed to have occurred and that the Lenders will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in paragraph (a) or (b) of this Section 2.13, and setting forth the basis thereof and a reasonably detailed calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.  Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense directly attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECtion 2.15.  Taxes.    (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the

Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

SECTION 2.16.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.    (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at One Chase Manhattan Plaza, New York, New York, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17.   Mitigation Obligations; Replacement of Lenders.    (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that, as of the date hereof and as of the Effective Date:

SECTION 3.01.  Organization; Powers.    Each of the Borrower and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Borrower and the domestic Subsidiaries is in good standing under the laws of the jurisdiction of its organization. Each of the foreign Subsidiaries is in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and the Subsidiaries has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.    The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent

or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or any material agreement or other material instrument binding upon the Borrower, any of the Subsidiaries or any of its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.    (a)  The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2000, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) its consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year–end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since December 31, 2000, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.    (a)  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with the ability of the Borrower and the Subsidiaries taken as a whole to conduct their business as currently conducted or to utilize such properties for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Encumbrances and other than Liens set forth on Schedule 3.05.

(b)  Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and, to the knowledge of the Borrower, all such material leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c)  Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.    (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.06) or (ii) that involve this Agreement.

(b)  Except as set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.    None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08.  Investment and Holding Company Status.    Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09.  Taxes.    Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (except Taxes which in the aggregate are not material in amount) required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.10.  ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.    No reports, financial statements, certificates or other material written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the

Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.    Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.12 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens.

SECTION 3.13.  Insurance.    Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. To the knowledge of the Borrower, all premiums which have become due in respect of such insurance have been paid. The insurance maintained by or on behalf of the Borrower and the Subsidiaries is believed by the Borrower to be adequate.

SECTION 3.14.  Solvency.    Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and the Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries will not have incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.15.  Federal Reserve Regulations.    (a)  Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 3.16.  Pari Passu Status.    The obligations of the Borrower under this Agreement rank, and will rank, at least pari passu in priority of payment and in all other respects with all unsecured Indebtedness of the Borrower.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.    The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement (which may include telecopy transmission of a signed signature page of this Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Sara G. Armstrong, Assistant General Counsel of the Borrower, substantially in the form of Exhibit B–1 hereto, and (ii) Blank Rome Comisky & McCauley LLP, outside counsel for the Borrower, substantially in the form of Exhibit B–2 hereto, and, in the case of each such opinion, covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests that each such counsel deliver such opinion.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming (i) the representations and warranties of the Borrower set forth herein are true and correct as of the Effective Date, (ii) the Borrower is in compliance with all the terms and provisions set forth in this Agreement on its part to be observed or performed and (iii) at the time of and immediately after giving effect to the Borrowings on the Effective Date, no Default shall have occurred and be continuing.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out–of–pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder.

(f)  The Three-Year Credit Agreement shall have been executed and delivered by all parties thereto and the “Effective Date” (as defined therein) shall have occurred thereunder (or shall occur simultaneously with the Effective Date hereunder), and such agreement shall make available to the Borrower on or prior to the Effective Date term loans and revolving loans in an aggregate amount of at least $350,000,000.

(g)  The Existing Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on January 31, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b)  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)  At the time of and immediately after giving effect to such Revolving Borrowing, no Default (as defined in the Three-Year Credit Agreement) shall have occurred and be continuing under the Three-Year Credit Agreement.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:

(a)  within 100 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that delivery of the Borrower’s Form 10–K Report filed with the SEC, including a copy of the Borrower’s Annual Report for such year, shall be deemed to satisfy the requirements of this Section 5.01(a), provided that such Form 10–K Report contains the financial statements and accountants report required pursuant to this Section 5.01(a);

(b)  within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that delivery of the Borrower’s Form 10–Q Report filed with the SEC shall be deemed to satisfy the requirements of this Section 5.01(b), provided that such Form 10–Q Report contains the financial statements required pursuant to this Section 5.01(b);

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12 and 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  promptly after the same become publicly available, copies of all periodic and other reports,

proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)  the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof, that if not cured or if adversely determined is reasonably likely to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred if not cured or if adversely determined, is reasonably likely be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)  any event that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.    The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or transfer that is not prohibited by the provisions of Article VI.

SECTION 5.04.  Payment of Obligations.    The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, that, if not paid, is reasonably likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.05.  Maintenance of Properties.    The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.  Insurance.    The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no materially greater risk retention) and against such risks as are in all material respects customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07.  Books and Records; Inspection Rights.    The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that such access does not unreasonably disrupt the normal operations of the Borrower and the Subsidiaries.

SECTION 5.08.  Compliance with Laws.    The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.09.  Use of Proceeds.    The proceeds of the Loans will be used only (a) to repay a portion of the outstanding amounts under the Existing Credit Facility, (b) to pay fees and expenses payable in connection with the Transactions and (c) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  Indebtedness created hereunder or under the Three-Year Credit Agreement;

(b)  Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof and do not decrease the final maturity or the weighted average life to maturity thereof;

(c)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d)  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary;

(e)  Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit or performance bonds not securing Indebtedness issued in the ordinary course of business;

(f) (i)  Indebtedness of the Receivables Subsidiary in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding and (ii) Indebtedness of the Borrower and the Subsidiaries consisting solely of Liens on their Sellers’ Retained Interests in connection with Receivables Sales permitted by Section 6.06(f) securing obligations in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding;

(g)  other unsecured Indebtedness of the Borrower that is not Guaranteed by any Subsidiary; provided, however, that at the time of incurrence of such Indebtedness, the Borrower shall be in compliance with Section 6.12 on a pro forma basis giving effect to the incurrence of such Indebtedness as if such Indebtedness were incurred on the last day of the fiscal quarter of the Borrower most recently ended on or prior to the date of such incurrence; and

(h)  Indebtedness of any Subsidiary; provided that the aggregate amount of Indebtedness of the Subsidiaries (other than Indebtedness incurred by any Subsidiary pursuant to clauses (b), (c), (d), (e) and (f) of this Section 6.01) shall not exceed $100,000,000 at any one time outstanding.

SECTION 6.02.  Liens.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Permitted Encumbrances;

(b)  Liens existing on the date hereof and set forth on Schedule 3.05;

(c)  Liens on Sellers’ Retained Interests incurred in connection with Receivables Sales permitted by

Sections 6.01(f) and 6.06(f) securing obligations in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding; provided, however, that recourse to such Sellers’ Retained Interests is limited in a manner customary for similar securitization transactions and the ratio of the amount of such Sellers’ Retained Interests to the amount of such Third Party Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in any similar securitization transactions;

(d)  Liens on assets of the Receivables Subsidiary securing Indebtedness of the Receivables Subsidiary permitted by Section 6.01(f)(i); and

(e)  other Liens which secure Indebtedness of any Subsidiary permitted under Section 6.01(h); provided that the aggregate amount of Indebtedness of the Subsidiaries that is secured by Liens on any assets or property (other than Liens permitted pursuant to clauses (a), (b), (c) and (d) of this Section 6.02) shall not exceed $100,000,000 at any one time; and provided further, however, that such Liens shall not apply to capital stock of any Subsidiary.

SECTION 6.03.  Sale and Leaseback Transactions.    The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sales of fixed or capital assets having an aggregate fair market value (on a cumulative basis for all such sales) of not more than $25,000,000.

SECTION 6.04.  Fundamental Changes.    (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary, (iii) any Wholly-Owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Wholly-Owned Subsidiary, (iv) any Wholly-Owned Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Borrower or any Subsidiary may effect sales of assets (including sales of capital stock of any Subsidiary) permitted under Section 6.05(d) and 6.05(e).

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.05.  Asset Sales.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)  leases and licenses of intangible assets in the ordinary course of business;

(b)  sales of inventory, used, surplus or obsolete equipment and Permitted Investments in the ordinary course of business;

(c)  sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary shall be made in compliance with Section 6.09;

(d)  sales of the Equity Interests in Front Capital Systems AB pursuant to an underwritten initialpublic offering pursuant to the applicable securities laws of Sweden;

(e)  the sale to the Receivables Subsidiary of accounts receivable in Receivable Sales; provided that (i) each such Receivables Sale is effected on market terms and (ii) the aggregate amount of Third Party Securities in respect of all such Receivable Sales does not exceed $150,000,000 at any time outstanding; and

(f)  sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section 6.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed 10% of Consolidated Net Tangible Assets as determined on the last day of the immediately preceding fiscal quarter of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (c) and (e) above) shall be made for fair value and for at least 80% cash consideration (or 100% cash consideration, in the case of sales of Permitted Investments), except to the extent otherwise consented to in writing by the Administrative Agent.

SECTION 6.06.  Investments, Loans, Advances and Guarantees.    The Borrower will not, and will not permit any Subsidiary to, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:

(a)  Permitted Investments;

(b) (i)  investments by the Borrower and the Subsidiaries existing on the date hereof, (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of Subsidiaries and (iii) investments by the Borrower and the Subsidiaries in the Equity Interests of Persons that become Subsidiaries as a result of such investments or that are engaged in businesses of the types engaged in by the Borrower or the Subsidiaries or businesses reasonably related, ancillary or complementary thereto;

(c)  loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(d)  Guarantees consisting of Indebtedness permitted by Section 6.01;

(e)  Guarantees by the Borrower or any Subsidiary of operating lease obligations of any Subsidiary;

(f)  investments by the Borrower or any Subsidiary consisting of Sellers’ Retained Interests in Receivables Sales permitted under Section 6.05(e);

(g)  loans or extensions of credit to customers in the ordinary course of business;

(h)  temporary advances to employees in the ordinary course of business;

(i)  secured home mortgage loans arising as a result of executive officer relocations, in an aggregate principal amount not in excess of $1,000,000 at any one time outstanding;

(j)  loans to employees made pursuant to the Borrower’s Restrictive Stock Incentive Plan as in effect on the date hereof;

(k)  Guarantees of the Borrower or any Subsidiary of obligations of any Subsidiary arising under or in connection with definitive agreements governing acquisitions made by such Subsidiary; and

(l)  Guarantees of the Borrower or any Subsidiary of obligations of any Subsidiary arising under customer contracts entered into by such Subsidiary in the ordinary course of business.

SECTION 6.07.  Restricted Payments; Certain Payments of Indebtedness.    (a) The Borrower will not, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may make Restricted Payments not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (iv) the Borrower may make Restricted Payments not exceeding $50,000,000 pursuant to and in accordance with plans approved by the Board of Directors of the Borrower to repurchase outstanding Equity Interests of the Borrower or any Subsidiary.

(b)  The Borrower will not, nor will it permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i)  payment of Indebtedness created under this Agreement;

(ii)  payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii)  refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)  payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)  payment of Indebtedness of any Person acquired by the Borrower or any Subsidiary that exists on the date of such acquisition; provided that such Person becomes a Subsidiary as a result of such acquisition; and

(vi)  mandatory payments by a Receivables Subsidiary on Third Party Securities.

SECTION 6.08.  Restrictive Agreements.    The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, as in effect on the date hereof, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements creating or evidencing Indebtedness of the Receivables Subsidiary permitted by Section 6.01(f), (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Transactions with Affiliates.    The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a)  in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07 and (d) any Receivables Sales permitted by Sections 6.01, 6.02, 6.05 and 6.06.

SECTION 6.10.  Fiscal Year.    The Borrower will not change its fiscal year end to a date other than December 31st.

SECTION 6.11.  Interest Expense Coverage Ratio.    The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending prior to the Maturity Date to be less than 4.0 to 1.

SECTION 6.12.  Total Debt Ratio.    The Borrower will not permit the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Borrower to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to exceed 2.5 to 1.

SECTION 6.13.  Minimum Net Worth.    The Borrower will not permit Consolidated Net Worth as of any date to be less than the sum of (i) $850,000,000 and (ii) 50% of Consolidated Net Income for each fiscal quarter beginning after March 31, 2002 for which the Borrower shall have delivered financial statements pursuant to Section 5.01(a) or (b), but excluding any such fiscal quarter for which Consolidated Net Income is negative.

SECTION 6.14.  Hedging Agreements.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)  any representation or warranty made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made, deemed made or furnished;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.09 or in Article VI;

(e)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)  the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an “Event of Default” (as defined in the Three-Year Credit Agreement) shall have occurred under the Three-Year Credit Agreement;

(i)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)  the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)  the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(l)  unless fully covered by insurance, one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(m)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, is reasonably likely to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(n)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same time or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or reputable overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)  if to the Borrower, to it at SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, PA 19087,

Attention of Michael Ruane, Chief Financial Officer (Telecopy No. 610-341-8851), with a copy to SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, PA 19087, Attention of Lawrence A. Gross, General Counsel (Telecopy No. 610-341-8115);

(b)  if to the Administrative Agent or the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York, 10005, Attention of Jesus Sang (Telecopy No. 212-552-5650), with a copy to JPMorgan Chase Bank, One Riverfront Plaza, 2nd Floor, Newark, New Jersey, 07102, Attention of Thomas F. Conroy (Telecopy No. 973-353-6158); and

(c)  if to any other Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto delivered in the manner set forth in this Section 9.01. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.    (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) decrease the principal amount of any Loan or decrease the rate of interest thereon, or decrease any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or decrease the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) change any provisions of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; and provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for the use by others of Information (as defined in Section 9.12) or other materials obtained through electronic telecommunications or other information transmission systems (including as a result of any misdirected facsimile transmission).

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or Swingline Lender, as the case may be, under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly, but in no event later than 10 Business Days after written demand therefor.

(f)  The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.04.  Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower, the Administrative Agent and the Swingline Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further, however, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this

Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)  Any Lender may, without the consent of the Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and certain Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.08.  Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.    (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.  Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, the Subsidiaries or the business of the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Entire Agreement.    This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and each of the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.15.  Additional Agents.    None of the Lenders or other entities identified on the facing page of, signature pages of or elsewhere in this Agreement as a Documentation Agent, Co-Documentation Agent, Syndication Agent, Advisor, Sole Bookrunner, Co-Arranger or Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNGARD DATA SYSTEMS INC.,

By:
Name:
Title:

JPMORGAN CHASE BANK, individually and as Administrative Agent,

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION individually and by Syndication Agent

By:
Name:
Title:

FIRST UNION NATIONAL BANK, individually and as Documentation Agent,

By:
Name:
Title:

ABN AMRO BANK, N.V., individually and as Co- Documentation Agent,

By:
Name:
Title:

FLEET NATIONAL BANK, individually and as Co- Documentation Agent,

By:
Name:
Title:

ALLFIRST BANK,

By:
Name:
Title:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

BANK OF COMMUNICATIONS,

By:
Name:
Title:

BANK HAPOALIM

By:
Name:
Title:

BANK OF NEW YORK

By:
Name:
Title:

THE BANK OF NOVA SCOTIA,

By:
Name:
Title:

BANK OF TOYKO-MITSUBISHI TRUST COMPANY,

By:
Name:
Title:

BNP PARIBAS,

BY:
Name:
Title:

CITIZENS BANK,

By:
Name:
Title:

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH,

BY:
Name:
Title:

FIFTH THIRD BANK,

By:
Name:
Title:

INDUSTRIAL BANK OF JAPAN,

By:
Name:
Title:

KEY CORPORATE CAPITAL INC.,

BY:
Name:
Title:

NATIONAL AUSTRALIA BANK LTD,

By:
Name:
Title:

NATIONAL CITY BANK,

BY:
Name:
Title:

NORINCHUKIN BANK LTD,

By:
Name:
Title:

PB CAPITAL CORP.,

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENTS

Lender	Commitments

JPMorgan Chase Bank One Chase Manhattan Plaza, 8th Floor New York, NY 10005 Attention: Jesus Sang Facsimile: 212-552-5650	$13,500,000

PNC Bank, National Association 1600 Market Street, 22nd Floor Philadelphia, PA 19103 Attention: Douglas Winters Facsimile: 215-585-7669	$11,100,000

First Union National Bank c/o Wachovia Securities 191 Peachtree Street, NE 28th Floor Atlanta, GA 30303 Attention: Elizabeth Witherspoon Facsimile: 404-332-4058	$11,100,000

ABN AMRO Bank, N.V. One California Street, Suite 200 San Francisco, CA 94111 Attention: James A. Redmond Facsimile: 415-983-2960	$10,500,000

Fleet National Bank Attention: Larisa B. Chilton Facsimile: 617-434-0819	$10,500,000

Allfirst Bank Attention: Theodore Oswald Facsimile: 717-771-4914	$ 4,500,000

Bank of America, N.A. Attention: James Deichen Facsimile: 650-251-8092	$ 4,500,000

Bank of Communications Attention: Anders Lai Facsimile: 212-376-8089	$ 4,500,000

Bank Hapoalim Attention: Laura Anne Raffa Facsimile: 212-782-2382	$ 3,000,000

Bank of New York Attention: David Csatari Facsimile: 212-635-7978	$10,500,000

The Bank of Nova Scotia Attention: Michael Kus Facsimile: 212-506-6996	$ 7,200,000

Bank of Tokyo-Mitsubishi Trust Company Attention: Heather Zimmerman Facsimile: 212-782-6440	$ 4,500,000

BNP Paribas Attention: Robert Mimaki Facsimile: 415-296-8954	$ 7,200,000

Citizens Bank Attention: Tony Watson Facsimile: 610-941-4136	$ 3,000,000

E. Sun Commercial Bank, Ltd., Los Angeles Branch Attention: Homer Hou Facsimile: 626-839-5531	$ 3,000,000

Fifth Third Bank Attention: Christine Wagner Facsimile: 513-744-5947	$ 3,000,000

Industrial Bank of Japan Attention: Andreas Panteli Facsimile: 212-282-4488	$ 7,200,000

Key Corporate Capital Inc. Attention: Michael Jackson Facsimile: 216-689-4981	$10,500,000

National Australia Bank Ltd. Attention: Gerald Wight Facsimile: 212-983-7360	$ 4,500,000

National City Bank Attention: Melissa Landay Facsimile: 267-256-4001	$ 7,200,000

Norinchukin Bank Ltd Attention: Nick Fiore Facsimile: 212-697-5754	$ 4,500,000

PB Capital Corp. Attention: Richard Cameron Facsimile: 212-756-5536	$ 4,500,000

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